Exhibit 99.2

EXULT, INC. PRICES $100 MILLION 2.50% CONVERTIBLE SENIOR NOTES OFFERING

Irvine, California, September 24, 2003 — Exult, Inc. (Nasdaq: EXLT) announced today the pricing of its offering of $100 million aggregate principal amount of its 2.50% Convertible Senior Notes due October 1, 2010 within the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The offering of the notes is expected to close on September 30, 2003. The company has also granted the initial purchasers a 30-day option to purchase up to an additional $10 million principal amount of notes.

The notes will bear interest at the rate of 2.50%. The notes will be convertible, under certain circumstances, into the company’s common stock at an initial conversion rate of 85.0340 shares per $1,000 principal amount of notes. This is equivalent to a conversion price of approximately $11.76 per share.

Holders of the notes will have the ability to require the company to repurchase the notes in cash, in whole or in part, on October 1, 2008. The repurchase price will be 100% of the principal amount of the notes plus accrued and unpaid interest to, but excluding, the repurchase date.

The company plans to use the net proceeds of the offering for working capital and other general corporate purposes and may use a portion of the proceeds for strategic investments. Pending such uses, the company intends to invest the net proceeds in investment grade obligations and interest bearing money market instruments.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

The securities will not be registered under the Securities Act, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.

This press release contains forward-looking statements. These forward-looking statements include Exult’s intention to raise proceeds through the offering and sale of the convertible senior notes, the intended use of proceeds and the anticipated terms of such notes. Actual results may differ materially from the results predicted or implied by the forward-looking statements. The closing of the sale of the notes is subject to customary conditions. There can be no assurance that Exult will complete the offering on the anticipated terms or at all. In addition, Exult’s business is subject to risks. More information about the risks to which Exult is subject is available in Exult’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other filings made from time to time with the Securities and Exchange Commission. Special attention is directed to the portions of those documents entitled “Risk Factors.” Exult undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.